Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the foregoing Annual Report on Form 10-KSB to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated March 3, 2006 related to the audit of the financial statements of VCG Holdings Corp. as of and for the years ended December 31, 2004 and 2005.

/s/CAUSEY DEMGEN & MOORE INC.

Denver, Colorado

March 30, 2005